Exhibit 99.1

The First Years Inc. Corporate Headquarters One Kiddie Drive Avon, MA 02322-1711 Tel: 508-588-1220 Fax: 508-580-6849 www.thefirstyears.com

Contact: John Beals

Senior Vice President, Finance and Treasurer

(508) 588-1220

THE FIRST YEARS REPORTS SECOND QUARTER SALES AND NET INCOME

AVON, Massachusetts, July 23, 2004 – The First Years Inc. (Nasdaq:KIDD), a leading marketer of parenting products for infants and toddlers, today reported sales and net income for the quarter ended June 30, 2004.

Net sales for the quarter increased 9% to $36,944,731 versus $33,944,876 for the second quarter of 2003. Net income for the quarter decreased 37% to $1,284,593 compared with $2,042,815 in the previous year. Fully diluted per share earnings were $0.15 per diluted share for the quarter compared with $0.24 per diluted share a year ago based on diluted weighted average shares outstanding of 8,766,916 and 8,432,462, respectively. Results included a $1.15 million charge, or $.13 per diluted share, for merger-related costs. Net income for the quarter, excluding merger-related costs, would have been $2,436,156 and earnings per diluted share would have been $.28, an increase of 19% and 17%, respectively.

Net sales for the first six months of 2004 increased 9% to $74,077,981 from $67,831,580 for the same period of the prior year. Net income for the six months of 2004 decreased 11% to $3,853,073 compared to $4,334,773 for the first six months of the prior year. Fully diluted earnings per share were $.44 for the first six months of 2004 compared with $.52 for the same period of 2003 based on diluted weighted average shares outstanding of 8,743,960 and 8,374,815, respectively. Excluding merger-related costs, net income for the six months ended June 30, 2004 would have been $5,004,636 and earnings per diluted share would have been $.57, an increase of 15% and 10%, respectively.

“Growth in second quarter sales and earnings was driven primarily by continuing strength in The First Years brand products and expansion of our international business,” said Ronald J. Sidman, President and Chief Executive Officer of The First Years.

About The First Years

The First Years Inc. is a leading international marketer of feeding, soothing, play and care products for infants and toddlers. The Company’s distinctive brands include: “The First Years,” licenses from the Walt Disney Company and “Sesame Street®,” licensed from the Sesame Workshop.

Included in this release are certain “forward-looking” statements, involving risks and uncertainties, which are covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s financial performance. Such statements are based on management’s current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to or implied by such statements. In addition, actual future results may differ materially from those anticipated, depending on a variety of factors, which include, but are not limited to, sales of The First Years® brand, trends in sales of The First Years brand and licensed products, continued success of new Disney character refreshed graphics, continued maintenance of favorable license arrangements, success of market research identifying new product opportunities, successful introduction of new products, continued product innovation, the success of new enhancements to the Company’s brand image, growth in domestic and international sales, ability to attract and retain key personnel, sales and earnings results, and general economic conditions affecting consumer spending, including uncertainties relating to global political conditions, such as terrorism and the conflict in Iraq. Information with respect to important factors that should be considered is contained in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in its expectations.

THE FIRST YEARS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	June 30, 2004	December 31, 2003

ASSETS

Current assets:
Cash and cash equivalents	$25,669,223	$24,730,265
Accounts receivable, net	25,452,409	25,891,057
Inventories	20,564,788	20,298,164
Prepaid expenses and other assets	824,938	801,566
Deferred tax assets	2,157,200	2,157,200

Total current assets	74,668,558	73,878,252

Property, plant, and equipment, net	10,614,570	10,786,503

Total Assets	$85,283,128	$84,664,755

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$14,066,515	$14,788,716
Accrued royalty expenses	1,200,000	1,431,051
Accrued selling expenses	1,716,452	3,107,430

Total current liabilities	16,982,967	19,327,197

Deferred tax liability	1,391,900	1,391,900

Stockholders’ equity	66,908,261	63,945,658

Total Liabilities and Stockholders’ Equity	$85,283,128	$84,664,755

THE FIRST YEARS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2004	2003	2004	2003
Net Sales	$36,944,731	$33,944,876	$74,077,981	$67,831,580

Cost of Sales	23,370,686	21,844,748	46,988,426	43,517,698

Gross Profit	13,574,045	12,100,128	27,089,555	24,313,882

Selling, General, and Administrative Expenses	9,657,747	8,977,173	19,047,398	17,359,010

Operating Income	3,916,298	3,122,955	8,042,157	6,954,872

Merger-related Costs	(1,151,563)	—	(1,151,563)	—

Interest Income	44,958	40,860	95,479	93,601

Income before Income Taxes	2,809,693	3,163,815	6,986,073	7,048,473

Provision for Income Taxes	1,525,100	1,121,000	3,133,000	2,713,700

Net Income	$1,284,593	$2,042,815	$3,853,073	$4,334,773

Basic Earnings Per Share	$0.15	$0.25	$0.46	$0.53

Basic Weighted Average Number of Shares Outstanding	8,345,215	8,242,217	8,341,604	8,230,856

Diluted Earnings Per Share	$0.15	$0.24	$0.44	$0.52

Diluted Weighted Average Number of Shares Outstanding	8,766,916	8,432,462	8,743,960	8,374,815